 Exhibit 99.1

China Valves Technology, Inc.
Ray Chen, VP of Investor Relations		Linda Salo, Sr. Financial Writer
Tel:	+1 650-281-8375	Tel: +1 646-922-0894
	+86 13925279478	E-mail: linda.salo@ccgir.com
E-mail: raychen@cvalve.net
http://www.cvalve.com		Crocker Coulson, President
Tel: +1 646-213-1915
E-mail: crocker.coulson@ccgir.com
CCG Investor Relations		http://www.ccgirasia.com

China Valves Technology, Inc. Completes the Acquisition of Shanghai Pudong Hanwei Valve Co., Ltd.

KAIFENG and ZHENGZHOU, CHINA, April 9, 2010 – China Valves Technology, Inc. (NASDAQ: CVVT) ("China Valves” or the “Company"), a leading Chinese metal valve manufacturer, today announced that on April 8, 2010, the Company completed the acquisition of Shanghai Pudong Hanwei Valve Co., Ltd. (“Hanwei Valve”), a Shanghai-based valve manufacturer with several patents for high-tech valve specifications in the petrochemical and bioengineering industries, for approximately $21 million.

Through the transaction, China Valve has acquired 100% of the assets of Hanwei Valve and will consolidate Hanwei Valve’s operations into its financial results effective April 8, 2010. For fiscal year 2010, the Company expects Hanwei Valve to contribute $20 million in revenue and $5 million in net income.

As previously disclosed, Hanwei Valve was established in 1992 and produces more than 20 series of valve products in over 6,000 different sizes ranging from 0.38 inches to 116 inches in diameter. Its main products include ball valves, check valves, butterfly valves, gate valves and other general purpose valves for a variety of applications, including oil refineries, chemical production and transport, electric power plants, and water supply. Hanwei Valve owns patents for a 24-way rotary valve used in simulating moving bed molecular sieve absorption-separation units in large-scale petrochemical equipment, for chromatogram separation units used in bioengineering, and for fully welded ball valves used in long distance gas pipelines. Hanwei Valve is the sole producer of the fully-welded ball valve and 24-way rotary valve in China.

“The acquisition of Hanwei Valve is an important step toward diversifying our product portfolio by adding sophisticated products and patented applications, to improve our position in key end-user markets such as the petrochemical industry. The acquisition will also allow us to enter new end-user markets such as bioengineering, and to strengthen our distribution network in our core end-user industries of water supply and power generation,” said Mr. Siping Fang, Chairman and CEO of China Valves. “As we incorporate Hanwei Valve into the China Valves family of companies, we will continue to look for strategic opportunities to expand in these markets to drive future growth.”

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., Tai Zhou Tai De Valve Co., Ltd., Yangzhou Rock Valve Lock Technology Co., Ltd., Able Delight (Changsha) Valve Co., Ltd., and Shanghai Pudong Hanwei Valve Co., Ltd. is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China's valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe. For more information, visit http://www.cvalve.com .

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise. This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company's stock. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

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